Exhibit 4.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
RESACA EXPLOITATION, INC.

Resaca Exploitation, Inc. (the “Company”), a corporation organized and existing under the Texas Business Organization Code (the “TBOC”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Formation, of the Company, and pursuant to the TBOC, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, without par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Forty Nine Thousand One Hundred Sixteen (49,116) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 49,116 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), without par value per share, which shall have the following powers, designations, preferences and other special rights:

(1)   Dividends.  The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable in cash on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative.  Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  To the extent permitted by law, Dividends shall be payable (a) in arrears on the last day of each Calendar Quarter (each, an “Dividend Date”) with the first Dividend Date being June 30, 2010, (b) on each Conversion Date thereafter by inclusion in the applicable Conversion Amount (as defined below) and (c) on the Maturity Date (as defined below) (each, a “Dividend Date”).  If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.  On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.  Notwithstanding the foregoing, in the case of any Electing Holder the Company shall not pay any Dividends in cash on the Dividend Date but instead such Dividends shall be included in the calculation of such Holder’s Conversion Amount for purposes of any conversion or redemption hereunder.

(2)   Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)   Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)      “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii)     “Adjusted Price” means, for any Dilutive Issuance, the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient of (1) the sum of (x) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (y) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (x) the Applicable Price multiplied by (y) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

(iii) “Allocation Percentage” means a fraction, the numerator of which is the number of Preferred Shares issued to a Holder on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued on the Initial Issuance Date.

(iv)    “AMEX” means the NYSE Amex.

(v)     “Approved Stock Plan” means any employee benefit plan currently existing or hereinafter created which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(vi)    “Asset Sale” means, in one transaction or a series of related transactions, (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, or (ii) the sale of Equity Interests in any of the Company’s Subsidiaries, which sale, lease conveyance or other disposition of assets or rights or sale of Equity Interests generates proceeds to the Company equal to or greater than $15,000,000; provided, however, that neither (A) a sale, lease, conveyance or other disposition of the Rich Valley Properties nor (B) any sale, lease, conveyance or other disposition of the Barnett Shale Properties made solely for the purpose of contributing such Barnett Shale Properties to a joint venture entity in which the Company, or one of its wholly-owned Subsidiaries, owns any Equity Interests thereof, shall be considered an Asset Sale for purposes of this Certificate of Designations.

(vii)   “Available Asset Sale Proceeds” means, for any Asset Sales, the difference between (i) the cash proceeds generated in such Asset Sale and (ii) the outstanding principal amount (including any interest thereon) of the Senior Debt; provided, however, that in the event of any Asset Sale relating to Barnett Shale Properties the Available Asset Sale

Proceeds shall be equal to the difference between (A) the cash proceeds generated in such Asset Sale and (B) $15,000,000.

(viii)        “Barnett Shale Properties” means the stratigraphic equivalent of that certain interval described as 100’ above and 100’ below the interval seen between 3,450’ and 3,650’ on the Welex Spectral Density — Dual Spaced Neutron Log dated July 29, 1986 for the Hogtown Moore Unit #13-2 Well located in the George E. Moore Survey, Eastland County, Texas, as such stratigraphic equivalent underlies, comprises a portion of or is attributable to (i) the Desdemona Field Unit (being that certain unit covering 7,273 acres, more or less, situated in Eastland, Erath and Comanche Counties, Texas, as more particularly described in that certain Unit Agreement dated July 1, 1986, recorded in Volume 1089, pages 1-72 of the Deed Records of Eastland County, Texas, in Volume 51, pages 202-272 of the Oil & Gas Records of Erath County, Texas and in Volume 616, pages 43-115 of the Deed Records of Comanche County, Texas), as such may have been amended, modified or altered, and/or (ii) the Hogtown-Moore Unit (being that certain unit covering 2,675.5 acres, more or less, situated in Eastland and Erath Counties, Texas, as more particularly described in that certain Unit Agreement October 1, 1985 recorded in  Volume 1000, page 226, et seq. of the Deed Records of Eastland County, Texas and in Volume 47, page 237, et seq. of the Oil & Gas Records of Erath County, Texas), as such may have been amended, modified or altered.

(ix)     “Bloomberg” means Bloomberg Financial Markets.

(x)      “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(xi)     “Calendar Quarter” means each of the following periods:  the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(xii) “Cano” means Cano Petroleum, Inc., a Delaware corporation.

(xiii) “Capital Stock” means: (1)  in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;  (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(xiv)    “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(xv)     “Change of Control Redemption Premium” means 110%.

(xvi)    “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(xvii)       “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.  Any shares of Common Stock issued as part of the Merger Consideration (as defined in the Merger Agreement), including Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) as a result of Options issued in connection with the Merger shall all be considered “Common Stock Deemed Outstanding” regardless of whether the Merger occurs before, simultaneous with or after the Offering or the Subsequent Offering (if any).

(xviii) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(xix) “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xx)          “Conversion Price” means [$0.9926] [to be adjusted to account for reverse stock split approved by Resaca shareholders], subject to adjustment as provided herein.

(xxi)         “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xxii)        “Default Conversion Price” means as of any date of determination, the product of (A) 90% and (B) the lower of (1) the Conversion Price and (2) [$0.7941] [to be adjusted to account for reverse stock split approved by Resaca shareholders] subject to adjustment as provided herein.

(xxiii)       “Dividend Rate” means (i) 7.875% per annum and (ii) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, fifteen percent (15%) per annum.

(xxiv)       “Electing Holder” means any Holder of Preferred Shares that has irrevocably elected to “PIK” Dividends on each Dividend Date rather than receive cash on each such date.  The election to receive “PIK” Dividends shall be binding any subsequent assignee or transferee of such Holder’s Preferred Shares.

(xxv)        “Eligible Market” means the NYSE, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(xxvi)       “Equity Conditions” means:  (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement (as defined in the Investors Rights Agreement) filed pursuant to the Investors Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Investors Rights Agreement and there shall not have been any Grace Periods or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on a Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than three (3) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced, threatened or pending either (A) in writing by such exchange or market, which has not been satisfied in favor of the Company or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Stock upon conversion of the Preferred Shares to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof, respectively; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 7 hereof or the rules or regulations of the applicable Principal Market;; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vi) the Company shall have no knowledge of any fact that would cause (viii) the Registration Statements required pursuant to the Investors Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Investors Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of the Investors Rights Agreement.

(xxvii)      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

(xxviii)     “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(f) hereof by the Company: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Preferred Shares; (iii) in connection with the Merger or the Reverse Split; (iv) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $50,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (v) in connection with any strategic acquisition or transaction whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital; (vi) upon conversion, exercise or exchange of any Options or Convertible Securities or vesting of any Restricted Shares, any of which are outstanding on the day immediately preceding the Subscription Date; provided that such issuance of Common Stock upon conversion, exercise or exchange of such Options or Convertible Securities or vesting of such Restricted Shares is made pursuant to the terms of such Options, Convertible Securities or Restricted Shares in effect on the date immediately preceding the Subscription Date and such Options, Convertible Securities or Restricted Shares are not amended, modified or changed on or after the Subscription Date; and (vii) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii); provided, however, that any Common Stock issued in the Offering or the Subsequent Offering shall not be deemed to be an “Excluded Security.”

(xxix)     “Fundamental Transaction” means that the Company shall (or in the case of clause (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of

Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock; provided, however, that the Merger, the Offering, the Subsequent Offering (if any) and the Reverse Split, regardless of when the Merger, the Offering or the Subsequent Offering (if any) occurs, shall not be considered a Fundamental Transaction.

(xxx) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(xxxi) “Initial Issuance Date” means the “Closing Date” as defined under the Merger Agreement.

(xxxii) “Investors Rights Agreement” means that certain Investors Rights Agreement, dated April 5, 2010, by and among the Company, Cano and the holders of Preferred Shares signatory thereto, as such agreement may be amended from time to time as provided in such agreement.

(xxxiii) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxiv) “Market Price” means, [$0.7941] [to be adjusted to account for reverse stock split approved by Resaca shareholders], as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

(xxxv)        “Maturity Date” means, with respect to a Preferred Share, October 6, 2012, unless extended pursuant to Section 2(d)(vii)(B).

(xxxvi)       “Merger” means the merger of Resaca Acquisition Sub, Inc. with and into Cano pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated under the Merger Agreement.

(xxxvii) “Merger Agreement” means that certain Agreement and Plan of Merger dated September 29, 2009, by and among Resaca Exploitation, Inc., Resaca Acquisition Sub, Inc. and Cano, as amended.

(xxxviii) “N” means (i) for any Non-Electing Holder, the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, and (ii) for any Electing Holder, the number of days from, but excluding, the last Conversion Date or Redemption Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no such Conversion Date or Redemption Date has occurred, in each case, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxxix)        “Non-Electing Holder” means any Holder of Preferred Shares that has irrevocably elected to receive Dividends paid in cash on each Dividend Date.  The election to receive cash Dividends shall be binding on any subsequent assignee or transferee of such Holder’s Preferred Shares.

(xl)             “NYSE” means The New York Stock Exchange, Inc.

(xli) “Offering” means the offering of shares of Common Stock pursuant to that certain Registration Statement on Form S-1 (Registration No. 333-164551), including all amendments thereto, as filed with the SEC.

(xlii) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xliii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xliv) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xlv) “Principal Market” means NYSE Amex, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

(xlvi) “Redemption Date” means any Triggering Event Redemption Date, any Asset Sale Redemption Date and any Change of Control Redemption Date.

(xlvii) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xlviii) “Restricted Shares” means shares of restricted Common Stock.

(xlix) “Reverse Split” means the reverse split of the outstanding shares of Common Stock by a ratio of one for five immediately prior to the Merger.

(l) “Rich Valley Properties” means those certain oil, gas and mineral leases, overriding royalty interests, mineral interests, agreements, all production attributable thereto, and all wells, equipment, pipelines, gathering lines, facilities and appurtenances, any of which of the foregoing are attributable to, used, obtained or intended for use in connection with the properties described as follows:

(A)          Sections 16, 21, 22, 23, 26, 27, 28, 29, 34, and 35, Township 26 North, Range 5 West, Grant County, Oklahoma;

(B)           Section 25, Township 26 North, Range 6 West, Grant County, Oklahoma;

(C)          Sections 8, 16, 19, 20, 21, 28, and 29, Township 25 North, Range 5 West, Grant County, Oklahoma;

(D)          Section 22, Township 23 North, Range 6 West, Garfield County, Oklahoma;

(E)           Sections 11 and 15, Township 20 North, Range 8 West, Garfield County, Oklahoma; and

(F)           Section 24, Township 20 North, Range 2 West, Noble County, Oklahoma.

(li) “SEC” means the Securities and Exchange Commission.

(lii) “Senior Debt” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any out-of-pocket costs, enforcement expenses (including out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) whether now or hereafter outstanding and payable by Company and/or its Subsidiaries under or in connection with the Second Amended and Restated Credit Agreement, dated              , 2010, by and among the Company, the lenders party thereto from time to time (the “Lenders”), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent for such Lenders and as issuing lender for such Lenders, as the same may be further amended, supplemented, restated, refinanced, or otherwise modified from time to time.

(liii) “Stated Value” means $1,000.

(liv) “Subscription Date” means the “Closing Date” as defined under the Merger Agreement.

(lv) “Subsidiaries” shall mean and refer to any entity of which the Company holds 51% or more of  the capital securities .

(lvi) “Subsequent Offering” means if the Offering is not completed, then an offering of shares of Common Stock completed for the sole purpose of facilitating and consummating the Merger and related transactions.

(lvii) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(lviii) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(lix) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(lx) “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lxi) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(lxii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)   Holder’s Conversion Right.  Subject to the provisions of Section 7 and Section 10, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c)   Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d)   Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii)           Company’s Response.  Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share

Delivery Date”), (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)          Dispute Resolution.  In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of such Holder’s Conversion Notice or other date of determination.  If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)          Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert.

(A)  Cash Damages.  If (x) (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice or (II) on any Company Delivery Date, the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s conversion, as applicable, of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares  to which such Holder is entitled pursuant to Section 2(d)(ii), then due to the uncertainty and difficulty of estimating a Holder’s damages for such delay and as a reasonable estimate of such Holder’s actual loss due to the delay and not as a penalty, the Company shall pay additional damages to such Holder for each day after the Share Delivery Date or the Company Delivery Date, as applicable, that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one and one half percent (1.5%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date or Company Delivery Date, as applicable, and to which such Holder is entitled as set forth in the applicable Conversion Notice or in any Company Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date or Company Delivery Date, as applicable, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.  If the Company fails to pay the additional damages set forth in this Section 2(d)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice or in effect on the Company Delivery Date. In addition to the foregoing, if (i) on the Share Delivery Date or (ii) on any Company Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date or the Company Delivery Date, as applicable.

(B)  Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the sixth (6th) Trading Day after the Share Delivery Date or Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice or any applicable Company Conversion Notice, with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice or Company Conversion Notice; provided that the voiding of a Holder’s Conversion Notice or Company Conversion Notice, as applicable, shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.  Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice or voided Company Conversion Notice, as applicable, and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date or Company Delivery Date, as applicable, and ending on the date such Holder voided the Conversion Notice or Company Conversion Notice, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(C)  Conversion Failure.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date or the Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares (a “Conversion Failure”), then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.  Notwithstanding anything to the contrary in this Certificate of Designations, a Holder’s exclusive remedies for the Company’s failure to deliver shares of Common Stock on any Share Delivery Date or any Company Delivery Date shall be as set forth in Section 2(d)(v) and Section 3.

(vi)          Pro Rata Conversion; Disputes.  Subject to Section 10, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii)         Mandatory Redemption at Maturity.

(A)  If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount by wire transfer of immediately available funds to an account designated in writing by such Holder.

(B)  If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under the Investors Rights Agreement, (1) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (2) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price by the Default Conversion Price.  If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (x) the conversion of such Preferred Shares would violate the provisions of Section 7 or (y) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing.

(C)  Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Preferred Shares and any unpaid Dividends thereon.

(viii)        Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares.  The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  In connection with any transfer of all or any portion of Preferred Shares held by any Holder, such Holder may physically surrender the certificate representing the

Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate or certificates of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(ix)          Conversion at the Company’s Election.  On any date (the “Conversion Election Date”), so long as (A) the Equity Conditions shall have been satisfied or waived in writing by the applicable Holder from and including the date of the Company Conversion Election Notice (as defined below) through and including the Company Election Conversion Date (as defined below) and (B) on any twenty (20) out of thirty (30) consecutive Trading Days immediately preceding the date of the Company Conversion Election Notice, the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price (as adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted (the “Company Conversion Election”) at the applicable Conversion Rate; provided, however, that the Company may not consummate more than one (1) Company Conversion in any thirty (30) Trading Day period.  The Company shall exercise its right to Company Conversion Election by providing each Holder written notice (“Company Conversion Notice”) by facsimile and overnight courier on the Conversion Election Date.  The date on which each of such Holders actually receives the Company Conversion Election Notice is referred to herein as the “Company

Conversion Election Notice Date.”  If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of an amount from each Holder equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such Holder’s Allocation Percentage (such amount with respect to each Holder of such Preferred Shares being referred to herein as its “Pro Rata Conversion Amount”).  In the event that any initial Holder of the Preferred Shares shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Allocation Percentage.  The Company Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion (the “Company Delivery Date”), which date shall be not less than twenty (20) Trading Days or more than sixty (60) Trading Days after the Company Conversion Election Notice Date, and (z) each Holder’s Pro Rata Conversion Amount.  Subject to the satisfaction of all the conditions of this Section 2(d)(ix), on the Company Election Conversion Date each Holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such Holder’s Pro Rata Conversion Amount.  Notwithstanding the above, any Holder may convert such shares (including Preferred Shares selected for conversion hereunder which shall reduce such Holder’s Pro Rata Conversion Amount) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Election Conversion Date.  If the Company fails to convert any Conversion Amount on the applicable Company Election Conversion Date, then each Holder shall be entitled to the remedies set forth in Section 2(d)(v).

(e)   Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the affected Holders promptly.

(ii) If a Tax Deduction is required by law to be made by the Company, subject to Section 2(e)(i) above, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction including a Tax Deduction applicable to additional sums payable pursuant to this Section 2(e)) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”).  As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 2(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f)    Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock.  Subject to the immediately following sentence which relates to issuances occurring within the first nine months following the Initial Issuance Date, if and whenever after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (“Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the Adjusted Price.  After the Initial Issuance Date and prior to the nine (9) month anniversary of the Initial Issuance Date, the “Applicable Price” with respect to any issuance or sale by the Company of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) shall be the Market Price; provided that, without the prior written consent of the Required Holders, during such nine (9) month period, the Company shall not issue Common Stock (excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for which it receives proceeds (net of offering expenses, discounts and fees) of more than Fifty Million Dollars ($50,000,000) at a gross per share price below the Market Price.  For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)  Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B)  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)  Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)  Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within ten (10) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)   Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Notwithstanding the foregoing, the Reverse Split shall result in no adjustment to the Conversion Price.

(iii) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f); and provided further that the Merger and the Reverse Split and all issuances of Common Stock in connection therewith shall not result in any adjustment to the Conversion Price.

(g)   Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(h)   Additional Preferred Shares; Variable Securities; Dilutive Issuances.  For so long as any Preferred Shares are outstanding, the Company will not, without the prior written consent of the Required Holders, issue any Preferred Shares and the Company shall not issue any other securities that would cause a breach or default under this Certificate of Designations other than those issued pursuant to the Merger, the Offering, the Subsequent Offering (if any) or the Reverse Split.  For so long as any Preferred Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any Preferred Shares are convertible.

(3)   Redemption at Option of Holders.

(a)   Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(iii) the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations, only if such failure continues for a period of at least five (5) Business Days;

(iv) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(v) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

(vi) any event of default occurs with respect to any Indebtedness of the Company, and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided that if such event of default is waived by the holders of such Indebtedness prior to any Holder taking any action pursuant to this Certificate of Designations, no Triggering Event under this clause (vi) shall be deemed to have occurred.

Notwithstanding the foregoing, neither the Merger, nor the Offering or the Subsequent Offering (if any), nor the Reverse Split, regardless of when the Merger, the Offering or the Subsequent Offering (if any) occurs, shall be considered a Triggering Event.

(b)   Redemption Option Upon Triggering Event.  In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the greater of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event, the Closing Sale Price of the Common Stock on the day immediately following such Triggering Event and the Closing Sale Price of the Common Stock on the date the Holder delivers the Notice of Redemption at Option of Holder (the “Redemption Price”).

(c)   Mechanics of Redemption at Option of Holder.  Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.  At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of

Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d)   Payment of Redemption Price.  Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company’s receipt of such notice(s).  The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price (the “Triggering Event Redemption Date”) to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder.  To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.  The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e)   Void Redemption.  In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f)    Disputes; Miscellaneous.  In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”.  A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)   Other Rights of Holders.

(a)   Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the Investors Rights Agreement in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on the Principal Market or an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property)

issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

(b)   Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock but excluding the Offering and the Subsequent Offering (if any) (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c)   Asset Sales.

(i) Promptly after the occurrence of an Asset Sale, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Asset Sale Notice”) to each of the Holders.  At any time after the receipt of the Asset Sale Notice, a Holder may require the Company to redeem, with the Available Asset Sale Proceeds all or any portion of the Preferred Shares held by such Holder by delivering written notice thereof (the “Asset Sale Redemption Notice”) to the Company, which Asset Sale Redemption Notice shall indicate the number of such Preferred Shares such Holder is electing to redeem; provided that if the aggregate number amount of Preferred Shares to be redeemed from such Holder and the other Holders with the cash proceeds of an Asset Sale exceed the Available Asset Sale Proceeds for such Asset Sale, the Company shall redeem the Preferred Shares presented for redemption on a pro rata basis with such proceeds.  Each Preferred Share subject to redemption by the Company pursuant to this Section 8(e) shall be redeemed by the Company at a price equal to at a price per Preferred Share equal to the greater of (i) the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers an Asset Sale Redemption Notice and (B) the greater of the Closing Sale Price of the Common Stock on the Trading Day following such Asset Sale and the Closing Sale Price of the Common Stock on the date the Holder delivers the Asset Sale Redemption Notice (the “Asset Sale Redemption Price”).  The Company shall deliver on the fifth (5th) Business Day (the “Asset Sale Redemption Date”) after the Company’s receipt of the first Asset Sale Redemption

Notice the applicable Asset Sale Redemption Price to all Holders that deliver a Asset Sale Redemption Notice prior to such fifth (5th) Business Day after the Company’s receipt of the first Asset Sale Redemption Notice.

(ii) For so long as any Preferred Shares are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless the Company (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of.

(5)   Reservation of Shares.

(a)                   The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the date hereof.  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)                   Insufficient Authorized Shares.  If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the

Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(6)   Voting Rights.  Subject to Sections 7 and 10, each Holder shall be entitled to the whole number of votes equal to the lesser of (i) the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible based on the Conversion Price on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock and (ii) the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible if the Conversion Price on the record date for the vote or consent of stockholders is deemed to be the Market Price.  Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(7)   Limitation on Beneficial Ownership.  The Company shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds the maximum ownership percentage set forth opposite each Holder’s name on Exhibit E to the Investors Rights Agreement (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion.  For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.  Notwithstanding the foregoing, if a Holder has elected “no limit” on Exhibit E to the Investors Rights Agreement, the limitations set forth in this Section 7 shall not be applicable to such Holder.

(8)   Change of Control Redemption Right; Liquidation, Dissolution, Winding-Up.

(a)   Change of Control.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”).  At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (A) the Change of Control Redemption Premium and (B) the Conversion Amount being redeemed and (ii) (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the share of Common Stock upon consummation of the Change of Control (any such non-cash consideration consisting of marketable securities to be valued at the higher of (x) the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, (y) the Closing Sale Price as of the Trading Day immediately following the public announcement of such proposed Change of Control and (z) the Closing Sale Price as of the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price (the “Change of Control Redemption Price”).  The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”).  To the extent redemptions required by this Section 8(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 8(a), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i).  The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Shares under this Section 8(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 8(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.  In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 8(a) and for which the applicable Change of Control Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Change of Control Redemption Notice”).  Upon the Company’s receipt of such Void Change of Control Redemption Notice, (i) the Change of Control Redemption Notice shall be null and void with respect to those Preferred Shares subject to the Void Change of Control Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Change of Control Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Change of Control Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Change of Control Redemption Notice is delivered to the Company and ending on the date on which the Void Change of Control Redemption Notice is delivered to the Company.

(b)   Liquidation.  In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares.  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.  Notwithstanding anything to the contrary in this Section 8, but subject to Section 7, until the Liquidation Funds are distributed to the Holders, the Preferred Shares may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(b).

(9)   Ranking; Issuances of Other Securities.

(a)   Preferred Rank.  All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.  Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event.  The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment (whether through a scheduled amortization, redemption or otherwise) of such preferred stock) of any such junior preferred stock is not on or before the ninety-first (91st) day following the Maturity Date.  In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent  therewith.

(b)   Issuances of Equity-Linked Securities.  For so long as any Preferred Shares are outstanding, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any Indebtedness of it or its Subsidiaries that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, Options, Convertible Securities or other Capital Stock of the Company.

(10)         Limitation on Number of Conversion Shares.  Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains stockholder approval as required by the applicable rules of the Principal Market (and any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no Holder on the Initial Issuance Date (the “Purchasers”) shall be issued, in the aggregate, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares owned by such Purchaser on the Initial Issuance Date and the denominator of which is the aggregate amount of all of the Preferred Shares owned by all of the Purchasers on the Initial Issuance Date (the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation.  In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(11)         Participation.  Subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

(12)         Vote to Change the Terms of or Issue Preferred Shares.  Except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock; or (f) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(13)         Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(14)         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  Except as otherwise specifically set forth herein, the remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  Except as otherwise specifically set forth herein, no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Except as otherwise specifically set forth herein, nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, except as otherwise specifically set forth herein, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.  Notwithstanding anything to the contrary contained herein, no Holder shall be entitled to consequential, indirect or incidental damages hereunder.  However, the foregoing shall not in any way limit a Holder from being reimbursed for its costs, fees or expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with any of its rights and remedies hereunder.

(15)         Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(16)         Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17)         Notice.  Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 13(b) of the Investors Rights Agreement.

(18)         Transfer of Preferred Shares.  A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(19)         Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(20)         Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the TBOC, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the TBOC.  This provision is intended to comply with the applicable sections of the TBOC permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(21)         Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(22)         SUBORDINATION.

(a)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CERTIFICATE OF DESIGNATION OR ANY OTHER AGREEMENT, DOCUMENT, CERTIFICATE, OR INSTRUMENT GIVEN IN CONNECTION WITH, RELATED TO OR AFFECTING THE PREFERRED SHARES, the Company’s obligation to make, and the Holders right to receive, any dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection the Preferred Shares, including, without limitation, any amortization, retirement, purchase, redemption or other acquisition of any Preferred Share, or any options, warrants or rights to purchase or acquire any Preferred Shares or Common Stock of the Company (collectively, the “Restricted Payments”) are strictly junior and fully subordinated to the right of payment held by the holders of the Senior Debt (the “Senior Debt Holders”).  If a default (however defined) under any document, instrument, or other agreement in any way related to the Senior Debt, whether such document, instrument, or other agreement exists on the Initial Issuance Date or is entered into after the Initial Issuance Date, exists at the time a Restricted Payment is to be made or would exist as a result of such Restricted Payment being made, (i) the Company shall not make, and no Holder is entitled to receive, any Restricted Payment unless and until the “Payment in Full of the Senior Debt” (as defined below); and (ii) no Holder shall be entitled to ask, demand, sue for, take or receive from the Company or any of its Subsidiaries, directly or indirectly, in cash or other property, or by set-off or in any other manner (including without limitation from or by way of collateral) payment of any Restricted Payment unless and until the Payment in Full of the Senior Debt.

(b)           The subordination of the rights of the Holders to the Senior Debt Holders shall be effective both before and after the commencement of any Insolvency Proceeding (as defined below).  All references in this clause 22 to the Company or any of its Subsidiaries shall include such entity as a debtor-in-possession and any receiver or trustee for such entity in any Insolvency Proceeding.

(c)           As between the Holders and the Senior Debt Holders and without releasing or affecting any of its senior rights as to the Holders, any Senior Debt Holder may, one or more times, in its sole discretion, without notice to or the consent of any Holder, take any action with respect to the Company, any of its Subsidiaries or any of the Senior Debt, including, without limitation, one or more of the following actions: (i) extend credit to the Company or any of its Subsidiaries in such amounts as such Senior Debt Holder may determine or withhold credit from the Company or any of its Subsidiaries;  (ii) release, renew or modify the obligations of the Company or any of its Subsidiaries or any other person or entity obligated on any of the Senior Debt; (c) release, exchange, modify, or surrender in whole or in part such Senior Debt Holder’s rights with respect to any security for any of the Senior Debt; (d) modify or alter the term, interest rate or due date of any payment of any of the Senior Debt; (e) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with the Company or any of its Subsidiaries; (f) change its manner of doing business with the Company or any of its Subsidiaries or any other person or entity; (g) obtain additional security for the Senior Debt; or (h) impute payments or proceeds of any security furnished for any of the Senior Debt, in whole or in part, to any of the Senior Debt, or retain the payments or proceeds as security for the Senior Debt without applying same toward payment of the Senior Debt.  Each Holder waives and releases all claims and defenses arising from any such actions by any holder of Senior Debt, including, without limitation, claims and defenses relating to the inability to collect any Restricted Payment.  No Senior Debt Holder will be liable for any action or failure to act under or in connection with any of the documents or instruments evidencing or securing the Senior Debt, it being understood that the decision of whether and when to act and the manner of proceeding under such instruments and documents are within the sole discretion of such Senior Debt Holders, and shall not be affected in any manner by the existence of the Company’s obligations hereunder.

(d)           For purposes hereof, “Payment in Full of the Senior Debt” means the satisfaction of all of the following: (i) the passage of 90 days after the indefeasible and final payment in full in cash of the Senior Debt, (ii) the termination of all hedging transactions with any Senior Debt Holder, (iii) the termination or expiration of all commitments of each Senior Debt Holder to advance funds or issue letters of credit, and (iv) the termination or expiration and return of all letters of credit issued by any Senior Debt Holder.  For purposes hereof, “Insolvency Proceeding” means any distribution of all or any of the assets of any entity to creditors of such entity upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief, or composition of such entity or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such entity or otherwise.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by J.P. Bryan, its Chairman of the Board of Directors, as of the [      ] day of [              ], 2010.

RESACA EXPLOITATION, INC.

By:
	Name:	J.P. Bryan
	Title:	Chairman of the Board of
Directors

EXHIBIT I

RESACA EXPLOITATION, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca Exploitation, Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, no par value (the “Preferred Shares”), of Resaca Exploitation, Inc., a Texas corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [Company transfer agent] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [                  ] from the Company and acknowledged and agreed to by [Company transfer agent].

RESACA EXPLOITATION, INC.

By:
Name:
Title: